Rohm and Haas Company Divests its Equity Stake
in UP Chemical Company

Philadelphia, PA, April 4, 2008 – Rohm and Haas Company (NYSE:ROH) will divest its 40 percent equity interest in UP Chemical Company, a South Korean firm that specializes in DRAM and high-k gate dielectric precursor technology that is used to manufacture advanced semiconductors. Rohm and Haas signed an agreement to sell its equity interest to Woori Consortium.

“We identified UP Chemical as a good strategic partner during the very early stages of using ALD (atomic layer deposition) in semiconductor manufacturing,” said Dr. Yi Hyon Paik, vice president and business group director, Rohm and Haas Electronic Materials. “In 1998, Rohm and Haas invested $3.5 million in UP Chemical. We’ve been very pleased with the return on this investment.”

As part of the transaction, Rohm and Haas received approximately $112 million for its equity interest, reflecting a pre-tax gain of approximately $84 million. The Company anticipates that the impact on second quarter 2008 earnings per diluted share of this gain will be $0.22. (This transaction will be reflected in Rohm and Haas’s second quarter results.) The Company expects that its full-year 2008 Affiliate Earnings will be reduced by $0.04 per diluted share as a result of this divestiture.

Following the divestiture of its equity interest in UP Chemical, Rohm and Haas will continue to participate in the ALD market. Last year, Rohm and Haas Electronic Materials signed an exclusive licensing agreement with Harvard University for a novel class of amidinate compounds, the next generation of ALD materials used in advanced semiconductors.

The transaction closed on April 4, 2008.

Forward Looking Statement
This release includes forward-looking statements. Actual results could vary materially, due to changes in current expectations. The forward-looking statements contained in this announcement concerning demand for products and services, sales and earnings forecasts, and actions that may be taken to improve financial performance, involve risks and uncertainties and are subject to change based on various factors, including the cost of raw materials, natural gas, and other energy sources, and the ability to achieve price increases to offset such cost increases, development of operational efficiencies, changes in foreign currencies, changes in interest rates, the continued timely development and acceptance of new products and services, the impact of competitive products and pricing, the impact of new accounting standards, assessments for asset impairments, and the impact of tax and other legislation and regulation in the jurisdictions in which the company operates. Further information about these risks can be found in the company’s SEC 10-K filing of February 21, 2008.

About Rohm and Haas Company
Leading the way since 1909, Rohm and Haas is a global pioneer in the creation and development of innovative technologies and solutions for the specialty materials industry. The company’s technologies are found in a wide range of industries including: Building and Construction, Electronics and Electronic Devices, Household Goods and Personal Care, Packaging and Paper, Transportation, Pharmaceutical and Medical, Water, Food and Food Related, and Industrial Process. Innovative Rohm and Haas technologies and solutions help to improve life every day, around the world. Based in Philadelphia, PA, the company generated annual sales of approximately $8.9 billion in 2007. Visit for more information. imagine the possibilities™

About Rohm and Haas Electronic Materials
Rohm and Haas Electronic Materials develops and delivers innovative material solutions and processes to the electronic and optoelectronic industries. Focused on the circuit board, semiconductor manufacturing, advanced packaging, and flat panel display industries, its products and technologies are integral elements in electronic devices around the world. Additional information about Rohm and Haas Electronic Materials can be found at www.rohmhaas.com.

Contacts:

Media
Ken Gedaka
Rohm and Haas Electronic Materials
Phone: + 1-302-283-2157
kgedaka@rohmhaas.com

Investor Relations
Rohm and Haas Company
Andrew Sandifer
Phone: + 1-215-592-3312
asandifer@rohmhaas.com